The Target Portfolio Trust
For the year ended 10/31/08
File number 811-07064


TARGET PORTFOLIO TRUST
TARGET ASSET ALLOCATION FUNDS

Supplement dated May 19, 2009 to the Target Portfolio Trust SAI dated February 2, 2009, and the Target Asset Allocation Funds SAI dated October 1, 2008

The portfolio holding disclosure policy for the Target Portfolio Trust and the Target Asset Allocation Funds is hereby amended. To further reflect this change, the section titled Disclosure of Portfolio Holdings in Part II of the SAI is hereby deleted and replaced with the following:
A Fund's portfolio holdings as of the end of the second and fourth fiscal quarters are made public, as required by law, in the Fund's annual and semi-annual reports. These reports are filed with the Commission on Form N-CSR and mailed to shareholders within 60 days after the end of the second and fourth fiscal quarters. A Fund's annual and semi-annual reports are posted on the Fund's website at www.jennisondryden.com (for the JennisonDryden Funds) or at www.prudential.com (for certain other funds, including The Target Portfolio Trust and the Target Asset Allocations Funds, advised by Prudential Investments
LLC). A Fund's portfolio holdings as of the end of the first and third fiscal quarters are made public and filed with the Commission on Form N-Q within 60 days after the end of the Fund's first and third fiscal quarters, and may be accessed at www.sec.gov.

A Fund generally posts on its website a detailed list of the Fund's portfolio holdings as of the end of each calendar month within approximately 30 days following the end of the month. A Fund's detailed list of portfolio holdings will generally remain available on the Fund's website for approximately one month, at
which time the list will be replaced. ( Note:   The Target
Portfolio Trust and the Target Asset Allocation Funds do not post portfolio holdings as of the end of each calendar month). In addition, a Fund may also release its top ten holdings, sector and country breakdowns, and largest industries on a quarterly or monthly basis, with the information as of a date 15 days prior to the release. Such information will be posted on the Fund's website and will generally be available for viewing until replaced at the end of the subsequent quarter.

Portfolio holdings information which appears on a Fund's website may also be made available in printed form.
When authorized by a Fund's Chief Compliance Officer and another officer of the Fund, portfolio holdings information may be disseminated more frequently or at different periods than as described above.

The Fund has entered into ongoing arrangements to make available information about the Fund's portfolio holdings. Parties receiving this information may include intermediaries that distribute the Fund's shares, third-party providers of auditing, custody, proxy voting and other services for the Fund, rating and ranking organizations, and certain affiliated persons of the Fund, as described below. The procedures utilized to determine eligibility are set forth below:
Procedures for Release of Portfolio Holdings Information:
1.  A request for release of fund holdings shall be provided by such third party setting forth a legitimate business purpose for such release which shall specify the Fund, the terms of such release, and frequency (e.g., level of detail, staleness). The request shall address whether there are any conflicts of interest between the Fund and the investment adviser, sub-
adviser, principal underwriter or any affiliated person thereof and how such conflicts shall be dealt with to demonstrate that the disclosure is in the best interest of the shareholders of the Fund.
2.  The request shall be forwarded to the Chief Compliance
Officer of the Fund, or his delegate, for review and approval.
3.  A confidentiality agreement in the form approved by an
officer of the Fund must be executed with the recipient of the fund holdings information.
4.  An officer of the Fund shall approve the release and
agreement. Copies of the release and agreement shall be sent to
PI's law department.
5. Written notification of the approval shall be sent by such officer to PI's Fund Administration Department to arrange the release of fund holdings information.
6. PI's Fund Administration Department shall arrange for the release of fund holdings information by the Fund's custodian bank(s).
As of the date of this SAI, each Fund will provide:
1.  Traditional External Recipients/Vendors
..            Full holdings on a daily basis to RiskMetrics Group
and Broadridge Financial Solutions, Inc. (proxy voting
administrator / agents) at the end of each day;
..            Full holdings on a daily basis to RiskMetrics
Group (securities class action claims administrator) at the end of each day;
..            Full holdings on a daily basis to a Fund's
Subadviser(s), Custodian Bank, sub-custodian (if any) and accounting agents (which includes the Custodian Bank and any other accounting agent that may be appointed) at the end of each day. When a Fund has more than one Subadviser, each Subadviser receives holdings information only with respect to the "sleeve" or segment of the Fund for which the Subadviser has responsibility;
..            Full holdings to a Fund's independent registered
public accounting firm as soon as practicable following the
Fund's fiscal year-end or on an as-needed basis; and
..            Full holdings to financial printers as soon as
practicable following the end of a Fund's quarterly, semi-annual and annual period-ends.


2.  Analytical
Service Providers

..            Fund trades on a quarterly basis to Abel/Noser
Corp. (an agency-only broker and transaction cost analysis company) as soon as practicable following a Fund's fiscal quarter-end;
..            Full holdings on a daily basis to FT Interactive
Data (a fair value information service) at the end of each
day;
..            Full holdings on a daily basis to FactSet Reasearch
Systems Inc. and Lipper, Inc. (investment research providers) at the end of each day;
..            Full holdings on a daily basis to Vestek (for
preparation of fact sheets) at the end of each day (Target Portfolio Trust, and selected JennisonDryden and Strategic Partners Funds only);
..            Full holdings on a daily basis to Electra
Information Systems, Inc. (Target Portfolio Trust -- Small Capitalization Growth Portfolio -- securities managed by
Ashfield only);
..            Full holdings to Frank Russell Company (investment
research provider) at the end of each month (Jennison Small
Company Fund only);
..            Full holdings on a monthly basis to Fidelity
Advisors (wrap program provider) approximately five days after the end of each month (Jennison Growth Fund and certain other selected JennisonDryden and/or Strategic Partners Funds only);
..            Full holdings on a weekly basis to SG Constellation
(a financing company) approximately one day after the end of the week (Strategic Partners Mutual Funds, Inc. only);
..            Full holdings on a daily basis to Brown Brothers
Harriman & Co (operations support) (Dryden Financial Services
Fund only);


..            Full holdings on a weekly basis to Investment
Technology Group, Inc. (analytical service provider) (Dryden Financial Services Fund only); and
..            Full holdings on a daily basis to State Street Bank
& Trust Company (operations service provider) (Dryden Financial Services Fund only).
In each case, the information disclosed must be for a legitimate business purpose and is subject to a confidentiality agreement intended to prohibit the recipient from trading on or further disseminating such information (except for legitimate business purposes). Such arrangements will be monitored on an ongoing basis and will be reviewed by a Fund's Chief Compliance Officer and PI's Law Department on an annual basis.
In addition, certain authorized employees of PI receive portfolio holdings information on a quarterly, monthly or daily basis or upon request, in order to perform their business functions. All PI employees are subject to the requirements of the personal securities trading policy of Prudential Financial, Inc., which prohibits employees from trading on or further disseminating confidential information, including portfolio holdings information.
The Board has approved PI's Policy for the Dissemination of Portfolio Holdings. The Board shall, on a quarterly basis, receive a report from PI detailing the recipients of the portfolio holdings information and the reason for such disclosure. The Board has delegated oversight over a Fund's disclosure of portfolio holdings to the Chief Compliance
Officer.
There can be no assurance that a Fund's policies and procedures on portfolio holdings information will protect the Fund from the potential misuse of such information by individuals or entities that come into possession of the information.